Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces First Quarter 2023 Results

CHARLOTTESVILLE, Va., April 27, 2023 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter ended March 31, 2023.

For the first quarter of 2023, the Company reported net income from continuing operations of $1.6 million, or $0.09 per diluted common share, compared to $6.3 million, or $0.33 per diluted common share, for the fourth quarter of 2022, and $17.4 million, or $0.93 per diluted common share, for the first quarter of 2022.

Key Data Points In Light Of Recent Industry Events

•
Total deposit balances increased by $258.5 million, or 10.3%, from year-end 2022.
•
Estimated insured deposits comprised 68% of total deposits at March 31, 2023, compared to 64% at December 31, 2022. Excluding fintech deposit relationships, insured deposits represented 77% of total deposits at March 31, 2023.
•
Federal Home Loan Bank of Atlanta (“FHLB”) borrowings declined from year-end 2022 by $72.6 million, to $239.1 million at March 31, 2023; immediately available, undrawn capacity with the FHLB was $270.1 million as of March 31, 2023.
•
The Company did not access the Bank Term Funding Program (“BTFP”) established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”); immediately available, undrawn capacity under the BTFP was $26.9 million as of March 31, 2023.
•
After-tax unrealized losses of $41.7 million in the available-for-sale investment portfolio totaled 16.2% of total stockholders’ equity at March 31, 2023, representing $2.18 of book value per common share.
•
As the Company has no securities classified as held-to-maturity, the tangible common equity to tangible assets ratio of 6.8%1 and tangible book value per share of $11.931 at March 31, 2023, fully reflect all unrealized losses in the investment portfolio.

A Message From Blue Ridge Bankshares, Inc. President and CEO, Brian Plum:

“Our team put in a fully committed effort in the first quarter of this year. We continued to work diligently in addressing issues cited in the OCC Formal Agreement, and the events of March allowed us to reinforce our commitment to customers and strengthen relationships. We conservatively added additional funding to the balance sheet, which did create a negative impact on earnings in the last part of the quarter.

External regulatory remediation expenses of $1.1 million were incurred in the quarter. A decline in the fair value of our mortgage servicing rights of $1.8 million due to market conditions negatively impacted earnings, along with a $0.9 million expense related to the previous sale of Paycheck Protection Program loans.

The continued sharp increase in short-term interest rates has significantly impacted funding costs. A highly competitive environment became even more competitive following the events in March. We will continue to aggressively pursue core deposit growth. We reconfigured our market incentive plans coming into 2023 with the expectation of additional rate increases, and anticipate the behaviors spurred by that change will create positive short and long-term outcomes.

We are fully engaged and aware of the challenges that exist in financial services today. Rapid interest rate increases of historic proportions following an extended period of a low-rate environment will create disruptions. We will continue to zealously focus on our clients and the client experience, stay focused on our regulatory remediation, constantly calibrate our perspective, and look for additional areas to improve operating efficiencies through technology and the appropriate rightsizing and redeployment of resources across business lines.”

Q1 2023 Highlights

(Comparisons for Q1 2023 are relative to Q4 2022 unless otherwise noted.)

•
Formal Written Agreement:
o
As previously disclosed, Blue Ridge Bank entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (“OCC”) on August 29, 2022. The Agreement principally concerns the Bank’s fintech line of business and requires the Bank to continue enhancing its controls for assessing and managing the third-party, BSA/AML, and IT risks stemming from its fintech partnerships. A complete copy of the Agreement was filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 1, 2022 and can be accessed on the SEC’s website (www.sec.gov) and the Company’s website (www.mybrb.com). The Company continues to actively work to bring the Bank’s fintech policies, procedures, and operations into conformity with OCC directives. The Company reports that, although work is progressing, many aspects of the Agreement require considerable time for completion, implementation, validation, and sustainability.
o
Remediation costs related to regulatory matters were $1.1 million in the first quarter of 2023, compared to $2.9 million in the prior quarter.

•
Balance Sheet Growth:
o
Total deposits grew $258.5 million, or 10.3%, to $2.76 billion, from the prior quarter-end, due to growth in time deposits, partially offset by lower noninterest-bearing demand deposit balances.
▪
The Company added approximately $293 million in brokered time deposits, most of which were assumed following the industry events that occurred in early March. Excluding these deposits, total deposits declined by 1.4% during the first quarter of 2023.
▪
Deposits related to fintech relationships increased by $26 million, or 3.8%, to $716 million, from the prior quarter-end. Deposits related to fintech relationships represented 25.9% of total deposits at March 31, 2023, compared to 27.6% of total deposits at December 31, 2022.
o
Loans held-for-investment, excluding Paycheck Protection Program (“PPP”) loans, grew $49.9 million, or 2.1%, to $2.45 billion, from the prior quarter, due primarily to growth in residential mortgage balances.
o
The held-for-investment loan to deposit ratio measured 89.0% at quarter-end, compared to 96.3% at the prior quarter-end.

•
Net Interest Income / Net Interest Margin:
o
Net interest income was $27.4 million, a decline of 19.4% from the prior quarter, reflecting higher interest expense, partially offset by the benefit of an increase in average interest-earning asset balances.

▪
Purchase accounting adjustments (“PAA”), attributable primarily to the Company’s 2021 merger with Bay Banks of Virginia, Inc. (“Bay Banks”), added $1.0 million to net interest income, compared to $2.9 million for the prior quarter.
o
Net interest margin was 3.58%, compared to 4.83% for the prior quarter. The decline was driven primarily by higher funding costs, less benefit from PAA, and lower commercial loan fees.
▪
PAA added 13 basis points to net interest margin, compared to 41 basis points for the prior quarter.
o
Cost of deposits was 1.74%, compared to 0.85% for the prior quarter. Cost of funds was 2.11%, compared to 1.22% for the prior quarter. Deposit costs and overall funding costs increased during the first quarter of 2023 due to higher interest rates, the inflow of higher cost time deposits, mostly later in the quarter and in response to industry events, and higher costs related to fintech deposits.
o
Yields on loans held for investment, excluding PPP loans, were 6.24%, compared to 6.74% for the prior quarter. The decline in loan yields primarily reflected less benefit from PAA and lower commercial loan fees in the first quarter of 2023, partially offset by the beneficial impact of higher interest rates on variable rate loans and recent loan production at higher rates.

•
Asset Quality / Capital:
o
The allowance for credit losses (“ACL”) as a percentage of total loans held-for-investment, excluding PPP loans, was 1.22%2, compared to 0.96%2 as of the prior quarter-end. Approximately two-thirds of the increased ACL reflects the implementation of the current expected credit losses (“CECL”) allowance methodology as of January 1, 2023, with the remainder of the increase attributable to specific reserves on collateral-dependent loans, quarterly loan growth, and changes in certain economic forecasts that impacted loss factors.
o
Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest, totaled $30.7 million, representing 0.92% of total assets, compared to $18.6 million, representing 0.59% of total assets, at the prior quarter-end. The increase was primarily attributable to two commercial loans.
o
The Company recorded a provision for credit losses of $3.7 million, compared to $4.0 million for the prior quarter. Net charge-offs were $1.1 million, compared to $1.6 million for the prior quarter.
o
The ratio of tangible stockholders’ equity to tangible total assets was 6.8%1, compared to 7.3%1 at the prior quarter-end. Tangible book value per common share was $11.931, compared to $12.001 at the prior quarter-end. The after-tax unrealized loss in the Company’s available-for-sale investment portfolio was $41.2 million at March 31, 2023, compared to $45.1 million at December 31, 2022. The effect of the after-tax unrealized loss on tangible book value per common share was $2.18, compared to $2.38 at the prior quarter-end. The Company does not have any securities classified as held-to-maturity.
o
The adoption of CECL on January 1, 2023 resulted in an after-tax cumulative effect adjustment, which reduced stockholders’ equity by $5.5 million due to the increase in the ACL and the liability for unfunded commitments, which is included in other liabilities in the consolidated balance sheets.

•
Noninterest Income / Noninterest Expense:
o
Noninterest income was $7.3 million, compared to $5.8 million for the prior quarter. The increase primarily reflects a higher gain on sale of government guaranteed loans, due to greater sales activity in the first quarter of 2023, and increased other income, partially offset by continued cyclical pressure on mortgage-related income and negative fair value adjustments to mortgage servicing rights. Mortgage loan applications increased approximately 33% in the first quarter of 2023 relative to the fourth quarter of 2022.
o
Noninterest expense was $28.8 million, compared to $27.6 million for the prior quarter. Higher salaries and employee benefits costs reflected downward adjustments to the Company’s fourth quarter 2022 incentive accrual, leading to an unfavorable comparison relative to the first quarter of 2023, and higher headcount, excluding mortgage, primarily to support the Bank’s fintech business. Higher salaries and employee benefits costs in the first quarter were also impacted by salary adjustments in the beginning of the quarter. These higher costs were partially offset by lower costs related to regulatory remediation. Included in other noninterest expense was an approximate $0.9 million charge related to the previously sold PPP loan portfolio, which occurred in the second quarter of 2021.

Income Statement

Net Interest Income

Net interest income was $27.4 million for the first quarter of 2023, compared to $34.0 million for the fourth quarter of 2022, and $23.7 million for the first quarter of 2022. PAA attributable to the Company’s 2021 merger with Bay Banks added $1.0 million to net interest income for the first quarter of 2023, compared to $2.9 million for the fourth quarter of 2022, and $2.7 million for the first quarter of 2022. Net interest income, adjusted for the impact of PAA, declined relative to the prior quarter due primarily to a lower net interest margin, partially offset by an increase in average interest-earning asset balances.

Total interest income was $43.1 million for the first quarter of 2023, compared to $42.3 million for the fourth quarter of 2022, and $25.8 million for the first quarter of 2022. The increase in interest income primarily reflected higher interest-earning asset balances, partially offset by lower beneficial impact from PAA. Total interest expense was $15.7 million for the first quarter of 2023, compared to $8.3 million for the fourth quarter of 2022, and $2.1 million for the first quarter of 2022. Higher interest expense reflected an increase in deposit costs and overall cost of funds, and a shift in the mix of average interest-bearing liabilities, primarily to higher cost time deposits from noninterest-bearing demand deposits.

Average balances of interest-earning assets increased $247.6 million, or 8.8%, in the first quarter of 2023, from the fourth quarter of 2022, primarily due to higher average balances of loans held for investment, excluding PPP loans, and, to a lesser extent, higher average balances of interest-earning deposits in other banks. These balances increased by $208.9 million and $28.6 million, respectively, over the same period. Relative to the first quarter of 2022, average balances of interest-earning assets increased $616.4 million, or 25.2%, due primarily to higher average balances of loans held for investment, excluding PPP loans, which increased by $699.4 million, over the same period.

Yields on average loans held for investment, excluding PPP loans, were 6.24% for the first quarter of 2023, compared to 6.74% for the fourth quarter of 2022, and 5.09% for the first quarter of 2022. The decline in loan yields relative to the prior quarter primarily reflects a lesser contribution from PAA and lower commercial loan fees. The increase in loan yields relative to the prior year period primarily reflects the beneficial impact of higher interest rates on loans re-pricing and new loan growth at higher yields.

Average balances of interest-bearing liabilities increased $392.3 million, or 22.1%, in the first quarter of 2023, from the fourth quarter of 2022, primarily due to higher average balances of interest-bearing demand deposits, time deposits, and FHLB borrowings. These balances increased by $187.6 million, $143.4 million, and $61.3 million, respectively, over the same period. Relative to the first quarter of 2022, average balances of interest-bearing liabilities increased $537.2 million, or 32.9%, due to higher average balances of interest-bearing deposits and FHLB borrowings.

Cost of funds was 2.11% for the first quarter of 2023, compared to 1.22% for the fourth quarter of 2022, and 0.36% for the first quarter of 2022, while cost of deposits was 1.74%, 0.85%, and 0.27%, for the same respective periods. Higher deposit and overall funding costs reflects higher market interest rates, higher interest costs related to FHLB borrowings (despite lower balances during the first quarter of 2023 relative to the prior quarter), and a shift in the mix of deposit funding, including an increase in higher cost time deposits and a decline in noninterest-bearing deposits.

Net interest margin was 3.58% for the first quarter of 2023, compared to 4.83% for the fourth quarter of 2022, and 3.88% for the first quarter of 2022. PAA added 13 basis points to net interest margin for the first quarter of 2023, compared to 41 basis points for the fourth quarter of 2022, and 53 basis points for the first quarter of 2022. The decline in net interest margin relative to the prior quarter was driven primarily by higher funding costs, less benefit from PAA, and lower commercial loan fees.

Provision for Credit Losses

The Company recorded a provision for credit losses of $3.7 million for the first quarter of 2023, compared to $4.0 million for the fourth quarter of 2022, and $2.5 million for the first quarter of 2022. Provision for loan losses across all periods was primarily attributable to specific reserves on collateral-dependent loans, quarterly loan growth, and changes in certain economic conditions or forecasts that impacted loss factors.

Noninterest Income

Noninterest income was $7.3 million for the first quarter of 2023, compared to $5.8 million for the fourth quarter of 2022, and $24.1 million for the first quarter of 2022. Relative to both prior periods, noninterest income for the first quarter of 2023 reflects continued cyclical pressure on mortgage-related income and negative fair value adjustments to mortgage servicing rights, partially offset by a higher gain on sale of government guaranteed loans. Results relative to the prior quarter also reflected a significant increase in other income, partially offset by lower bank and purchase card income. Results for the year-ago period reflected $9.4 million of fair value adjustments for the Company’s equity investments, primarily in certain fintech companies; these fair value adjustments for equity investments represented 39% of total noninterest income in the first quarter of 2022.

Noninterest Expense

Noninterest expense was $28.8 million for the first quarter of 2023, compared to $27.6 million for the fourth quarter of 2022, and $22.7 million for the first quarter of 2022. Relative to the prior quarter, higher salaries and employee benefits costs reflected downward adjustments to the Company’s fourth quarter 2022 incentive accrual, leading to an unfavorable comparison relative to the first quarter of 2023, and higher headcount, excluding mortgage, primarily to support the Bank’s fintech business. Salaries and benefits costs in the first quarter of 2023 were also impacted by first quarter salary adjustments. These costs were partially offset by lower costs related to regulatory remediation. Included in other noninterest expense was an approximate $0.9 million charge related to the previously sold PPP loan portfolio, which occurred in the second quarter of 2021.

Relative to the year-ago period, higher salaries and employee benefits costs reflected higher headcount, excluding mortgage, primarily to support the fintech business, higher costs related to data processing, legal and regulatory filing, communications, FDIC insurance, other contractual services, and regulatory remediation costs.

Balance Sheet

Loans

Loans held-for-investment, excluding PPP loans, were $2.45 billion at March 31, 2023, an increase of $49.9 million, or 2.1%, from the prior quarter-end, and $605.6 million, or 32.9%, from the year-ago period-end. Loan growth relative to the prior quarter-end was due primarily to growth in residential first mortgage balances. Loan growth relative to the year-ago period was supplemented by the Company’s investment in its government guaranteed and middle market lending teams.

Deposits

Deposits were $2.76 billion at March 31, 2023, an increase of $258.5 million, or 10.3%, from the prior quarter-end, and $407.0 million, or 17.3%, from the year-ago period. Deposit growth relative to both prior periods reflected growth in time deposits, partially offset by lower noninterest-bearing demand deposit balances. Noninterest-bearing deposits comprised 21.5% of total deposits as of March 31, 2023, compared to 25.6% as of December 31, 2022, and 32.6% as of March 31, 2022.

The total loan-to-deposit ratio was 91.8% at March 31, 2023, compared to 99.1% at the prior quarter-end, and 81.0% at the year-ago period-end. The held-for-investment loan-to-deposit ratio was 89.0%, compared to 96.3% at the prior quarter-end, and 79.3% at the year-ago period-end.

Capital

The Company previously announced that on April 6, 2023, its board of directors declared a $0.1225 per common share quarterly dividend, which will be paid on April 28, 2023, to shareholders of record as of April 18, 2023.

Blue Ridge Bank’s regulatory capital ratios as of March 31, 2023, were 11.12%, 10.06%, 10.06%, and 8.50% for total risk-based capital, tier 1 risk-based capital, common equity tier 1 risk-based capital, and tier 1 leverage, respectively, compared to 11.22%, 10.31%, 10.31%, and 9.25% as of December 31, 2022, and 13.29%, 12.69%, 12.69%, and 10.64% as of March 31, 2022.

Fintech Business

Interest and fee income related to fintech partnerships represented approximately $2.9 million, $3.1 million, and $1.3 million of total revenue for the Company for the first quarter of 2023, the fourth quarter of 2022, and the first quarter of 2022, respectively. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $38.5 million as of March 31, 2023.

Other Matters

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Asset and liability balances and income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which it conducts operations; (ii) changes in the level of the Company’s nonperforming assets and charge-offs; (iii) management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of collateral and the ability to sell collateral upon any foreclosure; (iv) the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market, and monetary fluctuations; (v) changes in consumer spending and savings habits; (vi) the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; (vii) technological and social media changes impacting the Company, the Bank, and the financial services industry in general; (viii) changing bank regulatory conditions, laws, regulations, policies, or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, increased regulations, prohibition of certain income producing activities, or changes in the secondary market for loans and other products; (ix) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (x) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xi) the impact of, and the ability to comply with, the terms of the formal written agreement between the Bank and the OCC; (xii) the impact of changes in laws, regulations, and policies affecting the real estate industry; (xiii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, or other accounting standards setting bodies; (xiv) the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (xv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (xvi) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xvii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xviii) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xix) the Company’s inability to successfully manage growth or implement its growth strategy; (xx) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xxi)

the effect of acquisitions the Company may make, including, without limitation, disruption of employee or customer relationships, and the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xxii) the Company’s participation in the PPP established by the U.S. government and its administration of the loans and processing fees earned under the program; (xxiii) the Company’s involvement, from time to time, in legal proceedings, and examination and remedial actions by regulators; (xxiv) the Company’s potential exposure to fraud, negligence, computer theft, and cyber-crime; (xxv) the Bank's ability to effectively manage its fintech partnerships, and the abilities of those fintech companies to perform as expected; (xxvi) the Bank’s ability to pay dividends to the Company; and (xxvii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

2 The Company holds no ACL on PPP loans as they are fully guaranteed by the U.S. government.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	March 31, 2023	December 31, 2022	March 31, 2022
Interest income:
Interest and fees on loans	$39,294	$38,934	$23,899
Interest on taxable securities	2,628	2,508	1,770
Interest on nontaxable securities	92	89	75
Interest on deposit accounts and federal funds sold	1,039	754	58
Total interest income	43,053	42,285	25,802
Interest expense:
Interest on deposits	11,331	5,131	1,556
Interest on subordinated notes	553	547	553
Interest on FHLB and FRB borrowings	3,810	2,651	25
Total interest expense	15,694	8,329	2,134
Net interest income	27,359	33,956	23,668
Provision for credit losses - loans	4,100	3,992	2,500
Provision for credit losses - unfunded commitments	(400)	—	—
Total provision for credit losses	3,700	3,992	2,500
Net interest income after provision for credit losses	23,659	29,964	21,168
Noninterest income:
Fair value adjustments of other equity investments	(51)	78	9,364
Residential mortgage banking income, including MSRs	1,303	1,961	9,559
Gain on sale of government guaranteed loans	2,409	204	1,427
Wealth and trust management	432	451	391
Service charges on deposit accounts	343	293	315
Increase in cash surrender value of BOLI	282	402	272
Bank and purchase card, net	340	866	422
Other	2,225	1,585	2,344
Total noninterest income	7,283	5,840	24,094
Noninterest expense:
Salaries and employee benefits	15,289	11,863	14,096
Occupancy and equipment	1,569	1,509	1,485
Data processing	1,346	1,441	946
Legal	1,234	1,300	382
Advertising and marketing	286	318	428
Communications	1,131	1,064	799
Audit and accounting fees	146	476	141
FDIC insurance	729	543	231
Intangible amortization	355	365	397
Other contractual services	939	1,334	534
Other taxes and assessments	802	716	570
Regulatory remediation	1,134	2,884	—
Merger-related	—	—	50
Other	3,887	3,739	2,630
Total noninterest expense	28,847	27,552	22,689
Income from continuing operations before income tax	2,095	8,252	22,573
Income tax expense	491	1,948	5,153
Net income from continuing operations	1,604	6,304	17,420
Discontinued operations:
Income from discontinued operations before income taxes	—	—	426
Income tax expense	—	—	89
Net income from discontinued operations	—	—	337

Net income	$1,604	$6,304	$17,757
Net income from discontinued operations attributable to noncontrolling interest	—	—	(1)
Net income attributable to Blue Ridge Bankshares, Inc.	$1,604	$6,304	$17,756
Net income available to common stockholders	$1,604	$6,304	$17,756
Diluted EPS from continuing operations	$0.09	$0.33	$0.93

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) March 31, 2023	December 31, 2022 (1)
Assets
Cash and due from banks	$226,374	$77,274
Federal funds sold	1,976	1,426
Securities available for sale, at fair value	351,990	354,341
Restricted equity investments	18,388	21,257
Other equity investments	22,960	23,776
Other investments	26,538	24,672
Loans held for sale	76,528	69,534
Paycheck Protection Program loans, net of deferred fees and costs	7,988	11,967
Loans held for investment, net of deferred fees and costs	2,448,992	2,399,092
Less: allowance for credit losses	(29,974)	(22,939)
Loans held for investment, net	2,419,018	2,376,153
Accrued interest receivable	14,915	12,393
Other real estate owned	—	195
Premises and equipment, net	23,244	23,152
Right-of-use asset	6,470	6,903
Bank owned life insurance	47,536	47,245
Goodwill	26,826	26,826
Other intangible assets	6,196	6,583
Mortgage servicing rights, net	27,095	28,991
Deferred tax asset, net	9,605	9,182
Other assets	21,264	19,175
Total assets	$3,334,911	$3,141,045
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$594,518	$640,101
Interest-bearing demand and money market deposits	1,326,655	1,318,799
Savings	143,530	151,646
Time deposits	696,344	391,961
Total deposits	2,761,047	2,502,507
FHLB borrowings	239,100	311,700
FRB borrowings	—	51
Subordinated notes, net	39,904	39,920
Lease liability	7,398	7,860
Other liabilities	29,876	19,634
Total liabilities	3,077,325	2,881,672
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 shares authorized at March 31, 2023 and December 31, 2022; 18,942,091 and 18,950,329 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	196,498	195,960
Additional paid-in capital	252	252
Retained earnings	102,071	108,262
Accumulated other comprehensive loss, net of tax	(41,235)	(45,101)
Total stockholders’ equity	257,586	259,373
Total liabilities and stockholders’ equity	$3,334,911	$3,141,045

(1) Derived from audited December 31, 2022 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statement Data:	2023	2022	2022	2022	2022
Interest income	$43,053	$42,285	$33,146	$26,243	$25,802
Interest expense	15,694	8,329	4,469	2,153	2,134
Net interest income	27,359	33,956	28,677	24,090	23,668
Provision for credit losses	3,700	3,992	3,900	7,494	2,500
Net interest income after provision for loan losses	23,659	29,964	24,777	16,596	21,168
Noninterest income	7,283	5,840	7,968	10,190	24,094
Noninterest expenses	28,847	27,552	29,208	25,326	22,689
Income before income taxes	2,095	8,252	3,537	1,460	22,573
Income tax expense	491	1,948	801	342	5,153
Net income from continuing operations	1,604	6,304	2,736	1,118	17,420
Net income from discontinued operations	—	—	—	—	337
Net income	1,604	6,304	2,736	1,118	17,757
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	—	(1)
Net income attributable to Blue Ridge Bankshares, Inc.	$1,604	$6,304	$2,736	$1,118	$17,756
Per Common Share Data:
Basic EPS from continuing operations	$0.09	$0.33	$0.15	$0.06	$0.93
Basic EPS from discontinued operations	—	—	—	—	0.02
Basic EPS attributable to Blue Ridge Bankshares, Inc.	$0.09	$0.33	$0.15	$0.06	$0.95
Diluted EPS from continuing operations	$0.09	$0.33	$0.15	$0.06	$0.93
Diluted EPS from discontinued operations	—	—	—	—	0.02
Diluted EPS attributable to Blue Ridge Bankshares, Inc.	$0.09	$0.33	$0.15	$0.06	$0.95
Dividends declared per common share	$0.1225	$0.1225	$0.1225	$0.1225	$0.1225
Book value per common share	13.60	13.69	13.22	13.95	14.84
Tangible book value per common share - Non-GAAP	11.93	12.00	11.51	12.21	13.09
Balance Sheet Data:
Assets	$3,334,911	$3,141,045	$2,881,451	$2,799,643	$2,724,584
Average interest-earning assets	3,060,534	2,812,898	2,686,376	2,482,065	2,444,099
Loans held for investment (including PPP loans)	2,456,980	2,411,059	2,171,490	2,064,037	1,866,197
Loans held for investment (excluding PPP loans)	2,448,992	2,399,092	2,158,342	2,048,383	1,843,344
Allowance for credit losses	29,974	22,939	20,534	17,242	12,013
Purchase accounting adjustments (discounts) on acquired loans	6,724	7,872	10,373	12,192	13,514
Loans held for sale	76,528	69,534	25,800	32,759	41,004
Securities available for sale, at fair value	351,990	354,341	359,516	381,536	375,484
Noninterest-bearing demand deposits	594,518	640,101	787,514	785,743	766,506
Total deposits	2,761,047	2,502,507	2,409,486	2,335,707	2,354,081
Subordinated notes, net	39,904	39,920	39,937	39,953	39,970
FHLB and FRB advances	239,100	311,751	150,155	135,060	25,319
Average interest-bearing liabilities	2,169,643	1,777,391	1,771,246	1,627,423	1,632,444
Total stockholders' equity	257,586	259,373	250,502	261,660	278,482
Weighted average common shares outstanding - basic	18,856	18,857	18,849	18,767	18,772
Weighted average common shares outstanding - diluted	18,860	18,863	18,860	18,778	18,789
Financial Ratios:
Return on average assets (1)	0.20%	0.83%	0.38%	0.17%	2.68%
Operating return on average assets (1) - Non-GAAP	0.31%	1.14%	0.81%	0.23%	2.68%
Return on average equity (1)	2.47%	9.56%	4.10%	1.57%	25.84%
Operating return on average equity (1) - Non-GAAP	3.85%	13.01%	8.86%	2.14%	25.92%
Total loan to deposit ratio	91.8%	99.1%	91.2%	89.8%	81.0%

Held for investment loan to deposit ratio	89.0%	96.3%	90.1%	88.4%	79.3%
Net interest margin (1)	3.58%	4.83%	4.27%	3.89%	3.88%
Cost of deposits (1)	1.74%	0.85%	0.50%	0.26%	0.27%
Cost of funds (1)	2.11%	1.22%	0.69%	0.36%	0.36%
Efficiency ratio	83.3%	69.2%	79.7%	73.9%	47.5%
Operating efficiency ratio - Non-GAAP	80.0%	62.0%	68.7%	72.4%	47.4%
Regulatory remediation expenses	1,134	2,884	4,025	510	23
Merger-related expenses (MRE)	—	—	—	—	50
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	7.9%	8.7%	9.2%	10.8%	10.4%
Allowance for credit losses to loans held for investment, excluding PPP loans	1.22%	0.96%	0.95%	0.84%	0.65%
Nonperforming loans to total assets	0.92%	0.59%	0.35%	0.44%	0.53%
Nonperforming assets to total assets	0.92%	0.60%	0.36%	0.44%	0.53%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$257,586	$259,373	$250,502	$261,660	$278,482
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(31,637)	(32,027)	(32,369)	(32,632)	(32,716)
Tangible common equity (Non-GAAP)	$225,949	$227,346	$218,133	$229,028	$245,766
Total shares outstanding	18,942	18,950	18,946	18,762	18,771
Book value per common share	$13.60	$13.69	$13.22	$13.95	$14.84
Tangible book value per common share (Non-GAAP)	11.93	12.00	11.51	12.21	13.09

Tangible stockholders' equity to tangible total assets
Total assets	$3,334,911	$3,141,045	$2,881,451	$2,799,643	$2,724,584
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(31,637)	(32,027)	(32,369)	(32,632)	(32,716)
Tangible total assets (Non-GAAP)	$3,303,274	$3,109,018	$2,849,082	$2,767,011	$2,691,868
Tangible common equity (Non-GAAP)	$225,949	$227,346	$218,133	$229,028	$245,766
Tangible stockholders' equity to tangible total assets (Non-GAAP)	6.8%	7.3%	7.7%	8.3%	9.1%

Operating return on average assets (annualized)
Net income	$1,604	$6,304	$2,736	$1,118	$17,755
Add: MRE, after-tax basis (ATB) (3)	—	—	—	—	40
Add: Regulatory remediation expenses, ATB (3)	896	2,278	3,180	403	18
Operating net income (Non-GAAP)	$2,500	$8,582	$5,916	$1,521	$17,813
Average assets	$3,270,110	$3,020,371	$2,903,447	$2,646,874	$2,653,987
Operating return on average assets (annualized) (Non-GAAP)	0.31%	1.14%	0.81%	0.23%	2.68%

Operating return on average equity (annualized)
Net income	$1,604	$6,304	$2,736	$1,118	$17,755
Add: MRE, ATB (3)	—	—	—	—	40
Add: Regulatory remediation expenses, ATB (3)	896	2,278	3,180	403	18
Operating net income (Non-GAAP)	$2,500	$8,582	$5,916	$1,521	$17,813
Average stockholders' equity	$259,911	$263,826	$267,057	$284,913	$274,887
Operating return on average equity (annualized) (Non-GAAP)	3.85%	13.01%	8.86%	2.14%	25.92%

Operating efficiency ratio
Total noninterest expense	$28,847	$27,552	$29,208	$25,326	$22,691
Less: MRE	—	—	—	—	50
Less: Regulatory remediation expenses	1,134	2,884	4,025	510	23
Noninterest expense, adjusted (Non-GAAP)	$27,713	$24,668	$25,183	$24,816	$22,618
Net interest income	27,359	33,956	28,677	24,090	23,668
Noninterest income	7,283	5,840	7,968	10,190	24,094

Total of net interest income and noninterest income	$34,642	$39,796	$36,645	$34,280	$47,762
Operating efficiency ratio (Non-GAAP)	80.0%	62.0%	68.7%	72.4%	47.4%

(1) Annualized.
(2) Excludes mortgage servicing rights.
(3) Assumes an income tax rate of 21% and full deductibility.